Exhibit 4.2

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES FILED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[•]	Issue Date: [•], 2019

PROMISSORY NOTE

FOR VALUE RECEIVED, JAGUAR HEALTH, INC., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of [•], [a [•] company] /[an individual resident of the State of [•]], or its registered assigns (the “Holder”) the principal sum of $[•] (the “Principal Amount”), together with interest at the rate of twelve percent (12%) per annum, at maturity or upon acceleration or otherwise, as set forth herein (this “Note”).  This Note is being issued by the Borrower to the Holder pursuant to that certain Securities Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “SPA”) entered into on or around [•], 2019 (the “Issue Date”).  The maturity date of this Note is July 18, 2019 (the “Maturity Date”), and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees, shall be due and payable.  This Note may not be repaid in whole or in part except as otherwise explicitly set forth herein.  Any amount of principal or interest on this Note, which is not paid by the Maturity Date, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”).  Interest shall commence accruing on the date that this Note is issued and shall be computed on the basis of a 365-day year and the actual number of days elapsed.  All payments due hereunder shall be made in lawful money of the United States of America.  All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall also apply to this Note:

ARTICLE I. CERTAIN COVENANTS

1.1                               Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of the Borrower’s voting common stock, par value $0.0001 per share (the “Common Stock”), solely in the form of additional shares of Common Stock or (b) directly or indirectly make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

1.2                               Restriction on Stock Repurchases.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

ARTICLE II. EVENTS OF DEFAULT

The occurrence of each of the following events of default shall each be an “Event of Default”, with no right to notice or cue the right to cure except as specifically stated:

2.1                               Failure to Pay Principal or Interest.  The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at the Maturity Date, upon acceleration, or otherwise.

2.2                               Breach of Covenants.  The Borrower breaches any material covenant or other material term or condition contained in this Note, such breach would reasonably be expected to have (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, and such breach continues for a period of thirty (30) days after written notice thereof to the Borrower from the Holder.

2.3                               Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

2.4                               Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.5                               Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

2.6                               Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

2.7                               Delisting of Common Stock.  The Borrower shall fail to maintain the listing or quotation of the Common Stock on the Trading Market or an equivalent replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the NYSE American, or the OTCQB or OTCQX market places of the OTC Markets.

2.8                               Failure to Comply with the Exchange Act.  The Borrower shall fail to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including but not limited to becoming delinquent in its filings), and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

2.9                               Liquidation.  The Borrower commences any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

2.10                        Cessation of Operations.  The Borrower ceases operations or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

2.11                        Financial Statement Restatement.  The Borrower replaces its auditor, or any restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the Borrower or the rights of the Holder with respect to this Note.

2.12                        Cross-Default.  Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other indebtedness having an outstanding principal amount in excess of $1,000,000 currently issued, or hereafter issued, by the Borrower, to the Holder or any 3rd party (the “Other Agreements”), shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

2.13                        Inside Information.  Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not promptly cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

2.14                        Failure to Conduct an Exchange or Repay Upon Qualified Offering.  The Borrower completes an offering and/or sale of securities, or becomes a borrower under any loan documents and/or credit facilities, on or after the Issue Date and fails to either consummate an exchange pursuant to ARTICLE III or apply the proceeds of such offering, sale or loan to the repayment of this Note, until this Note is repaid in its entirety.

During the existence of any Event of Default specified in Sections 2.1, 2.2 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, and/or this 2.14, this Note shall, at the option of Holder by written notice to Borrower thereof, become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the then outstanding balance of this Note (including principal and accrued and unpaid interest) plus Default Interest, if any (collectively, in the aggregate of all of the above, the “Default Amount”), and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE III. MANDATORY EXCHANGE

3.1                               Mandatory Exchange.  At any time after the Issuance Date, upon the consummation of an underwritten public offering of Common Stock by the Borrower that is the subject of a registration statement on Form S-1 (the “Public Offering”), the Borrower may require the Holder to exchange all or any portion of the principal of and accrued and unpaid interest on this Note at a price equal to, subject to adjustment under Section 3.5 below, the per share price at which the Borrower issues Common Stock in the Public Offering (the “Exchange Price”) for fully paid and nonassessable shares of Common Stock (collectively, the “Exchange Shares”) and cash in lieu of fractional shares as described in Section 3.4; provided, however, that in no event shall the Company be entitled to exchange any portion of this Note in excess of that portion of this Note upon exchange of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexchanged portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exchange of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (the “Maximum Share Amount”). The Holder, upon not less than 61 days’ prior written notice to the Borrower, may increase the Maximum Share Amount, provided that the Maximum Share Amount shall never exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exchange of this Note held by the Holder and the provisions of this Section 3.1 shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Borrower. The Maximum Share Amount provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Share Amount provisions contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. For purposes of this Section 3.1, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Notwithstanding anything in this Note to the contrary, and in addition to the beneficial ownership limitations described above, the Borrower and the Holder agree that the total cumulative number of shares of Common Stock that may be issued to Holder under this Note, together with any shares of Common Stock issued to holders of promissory notes in the same series of transactions as this Note, may not exceed the requirements of The Nasdaq Capital Market (including the rules related to the aggregation of offerings under Nasdaq Listing Rule 5635(d) if applicable) (the “Exchange Cap”), unless (i) stockholder approval is obtained to issue more than the Exchange Cap or (ii) the Common Stock is not listed for quotation on Nasdaq or NYSE American. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The limitations contained in this paragraph shall apply to a successor holder of this Note.

3.2                               Mandatory Exchange Notice.  The Borrower must deliver a Mandatory Exchange Notice to the Holder that the Borrower intends to exercise the Borrower’s right to require exchange pursuant to this ARTICLE III specifying the date that the Borrower elects to require the exchange (the “Mandatory Exchange Date”) which must be within five days of such notice.

3.3                               Interest.  Notwithstanding the provisions of this ARTICLE III, any accrued and unpaid interest not exchanged pursuant to this ARTICLE III that accrued prior to the Mandatory Exchange Date will be due and payable on the Maturity Date.

3.4                               Mechanics for Exchange.  Each exchange of principal or interest due under this Note pursuant to Section 3.1 (each, an “Exchange Event”) will be deemed to have been effective on written notice of the related Exchange Event, whether or not this Note has been surrendered to the Borrower and the applicable amount of this Note will be deemed satisfied and all rights with respect to the amount of this Note deemed satisfied will cease and terminate, including, without limitation, the right to accrue and be paid interest on this Note.  The Holder agrees that on the exchange of the entire unpaid principal amount of this Note plus all accrued and unpaid interest thereon, the Holder will deliver the original Note to the Borrower.  At the time any exchange has been effected, the Holder will credit the principal amount and interest of this Note upon issuance to the Holder of the applicable number of shares of the Borrower’s Common Stock.  The Borrower will deliver to the Holder or its designated the number of shares of the Common Stock issuable by reason of such exchange in the name of the Holder or one of its affiliates and in such denomination or denominations as the Holder may specify upon receipt (if required) of the original Note being exchanged.  The issuance of the certificates in connection with the exchange of any portion of the principal amount of this Note to Common Stock of the Borrower will be made without charge to the Holder for any issuance tax or other cost incurred by the Borrower in connection with such exchange.  In lieu of delivering physical certificates representing the Common Stock issuable upon exchange, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Sections 3.1 and, the Borrower shall use commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon exchange to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Each exchange will entitle the Holder to receive the number of shares of the Borrower’s Common Stock equal to the quotient of:  (a) the amount of principal and accrued and unpaid interest to be exchanged, divided by (b) the Exchange Price then in effect, as applicable.  Notwithstanding the foregoing sentence, no fractional shares will be issued in any exchange.  If the Holder would be entitled to receive a fractional share, the Borrower will pay to the Holder cash equal to the product of:  (y) the Exchange Price; and (z) the fraction of a share that would otherwise have been issued but for the prohibition on issuing fractional shares pursuant to this Section 3.4.

3.5                               Adjustments to Exchange Price.  The Exchange Price and number of shares of Common Stock issuable upon exchange of this Note are subject to adjustment from time to time as set forth in this Section 3.5 as follows:

(a)                                 Reclassification.  In case of any reclassification or change of the Common Stock (other than a change in par value, or as a result of a subdivision or combination or dividend or as otherwise as adjusted under this Section 3.5), the Borrower shall execute a new Note, providing that, upon exchange of such New Note, the Holder shall procure, in lieu of the shares of Common Stock theretofore issuable upon exchange of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of an equivalent number of shares of Common Stock.  Such new Note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.5.  The provisions of this subsection (a) shall similarly apply to successive reclassifications and changes.

(b)                              Stock Splits and Combinations. If the Borrower, at any time while this Note is outstanding following the Public Offering, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exchange Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 3.5(b) shall become effective immediately after the effective date of such subdivision or combination.

(c)                                  Number of Exchange Shares.  Simultaneously with any adjustment to the Exchange Price pursuant to this Section 3.5, the number of Exchange Shares that may be purchased upon exchange of this Note shall be increased or decreased proportionately, so that after such adjustment the aggregate Exchange Price payable hereunder for the increased or decreased number of Exchange Shares shall be the same as the aggregate Exchange Price in effect immediately prior to such adjustment.

3.6                               Concerning the Exchange Shares.  The shares of Common Stock issuable upon exchange of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 3.6 and who is an “accredited investor” (as defined in Rule 501(a) of the Securities Act). Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon exchange of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon exchange of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Borrower so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon exchange of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

ARTICLE IV. MISCELLANEOUS

4.1                               Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2                               Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Borrower, to:

JAGUAR HEALTH, INC.

201 Mission Street, Suite 2375

San Francisco, California

Attention: Lisa A. Conte, CEO

e-mail: lconte@jaguar.health

With a copy (which shall not constitute notice) to:

Reed Smith LLP

1510 Page Mill Road, Suite 110

Palo Alto, CA 94304

E-mail: DReinke@reedsmith.com

Attention: Donald Reinke, Esq.

Phone: 650.352.0532

If to the Holder:

[•]

Address: [•]

E-mail: [•]

Attention: [•]

Phone: [•]

with a copy to that shall not constitute notice:

[•]

Address: [•]

E-mail: [•]

Attention: [•]

Phone: [•]

4.3                               Amendments.  This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4                               Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.  Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Borrower hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Borrower does not obtain the prior signed written consent of the Holder).  This Note or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Borrower’s consent thereto.  Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”)).  Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5                               Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6                               Governing Law.  This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law (whether of the State of Delaware or any other jurisdiction).

4.7                               Remedies.  The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.8                               Usury.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.  The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

4.9                               Repayment. Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note at par (including principal and accrued and unpaid interest). In order to repay this Note, the Borrower shall provide notice to the Holder three (3) business days prior to such respective repayment date, and the Holder must receive such repayment within five (5) business days of the Holder’s receipt of the respective repayment notice, but not sooner than two (2) business days from the date of notice (the “Repayment Period”).  Notwithstanding anything to the contrary contained in this Note, the net amount of any outside investments received by the Borrower after the Issue Date, excluding for the avoidance of doubt any product sales revenue and any costs or expenses of such investments, will be used for repayment of this Note (including principal and accrued and unpaid interest).

4.10                        Sagard Purchase Right.

(a)                                 Holder (on behalf of itself and the assignees of this Note) hereby agrees that Sagard Capital Partners, L.P. and its affiliates (“Sagard”) shall have the option exercisable at any time to purchase all or any portion of this Note and all accrued interest thereon.  Such purchase and sale shall be expressly made without representation or warranty of any kind by the Holder as to the amount so purchased or otherwise and without recourse to the Holder, except that Holder shall represent and warrant: (i) that the amount assigned by such Holder as the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) that Holder owns the amount so purchased free and clear of any liens and has not previously assigned any of such portion of this Note, and (iii) Holder has the right to assign such amount and the assignment is duly authorized by Holder and is legal, binding and enforceable.

(b)                                 Sagard shall exercise its purchase right by giving a written notice that it is exercising its right to purchase the applicable amount pursuant to this Section 4.10.  If Sagard chooses to exercise such right, the parties shall endeavor to close promptly thereafter, but in any event within five (5) business days following notice by Sagard of its irrevocable exercise of such purchase right, and such purchase shall be effected pursuant to documentation mutually reasonably acceptable to the parties.

(c)                                  The purchase price shall be (i) the principal amount under this Note purchased, plus (ii) all accrued and unpaid interest and fees with respect thereto.

(d)                                 The Borrower agrees to take all reasonably requested actions to permit the exercise by Sagard of its rights under this Section 4.10 (including the issuance of a replacement Notes in the appropriate assigned principal amount in the name of Sagard or its affiliates as transferee).  The Issuer represents and warrants that the Board of Directors of the Borrower have approved the provisions of this Section 4.10 for all purposes, including Section 203 of the Delaware General Corporation Law, and no further corporate action of the Borrower is required in connection with this Section 4.10.  The Holder and the Borrower confirm that Sagard and its affiliates shall have no liability under this Section 4.10 (other than the duty to pay to the Holder the purchase price set forth in Section 4.10(c) if Sagard elects, in its sole discretion, to exercise its rights hereunder).  Nothing contained herein shall be construed to suggest that Sagard and/or its affiliates and the Holder have agreed to act together for purposes of voting, acquiring, holding or disposing of equity securities of the Borrower, or that any such parties are a “group” for purposes of Section 13(d) of the Exchange Act or otherwise.  This Section 4.10 may not be amended, modified or waived without the prior written consent of Sagard, which is an intended third party beneficiary of this Section 4.10.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

BORROWER:

JAGUAR HEALTH, INC.

By:
Name: Lisa A. Conte
Title: President and Chief Executive Officer

AGREED TO AND ACCEPTED:

HOLDER:
[•]

By:
Name:
Title:

[JAGUAR HEALTH, INC. — PROMISSORY NOTE]